Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
of Weikang Bio-Technology Group Company, Inc.:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 1, 2009  on the audit of the consolidated balance sheet of Weikang Bio-Technology Group Company, Inc. and subsidiaries (Formerly known as Expedition Leasing, Inc.).  as of December 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive income, shareholders equity (deficiency) and cash flows for the year ended December 31, 2008 and for the period from inception (August 31, 2007) to December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” included in this Registration Statement.

Certified Public Accountants

/s/ Goldman Parks Kurland Mohidin LLP
Goldman Parks Kurland Mohidin LLP
Encino, California March 25, 2010